EXHIBIT 10(a)(xxvi)
COUSINS PROPERTIES INCORPORATED
KEY EMPLOYEE
NON-INCENTIVE STOCK OPTION
OPTION CERTIFICATE
THIS OPTION CERTIFICATE evidences that a stock option (“Option”) has been granted under the Cousins Properties Incorporated 2009 Incentive Stock Plan, as amended (“Plan”), to Key Employee as of the Award Date for the purchase of the Awarded Number of Shares of Stock at the Option Price per share, all as defined below and all subject to the terms and conditions set forth in § 1 through § 11 of Exhibit A of this Option Certificate.

“Key Employee”:	<<Name>>
“Award Date”:	<<Date>>
“Awarded Number of Shares of Stock”:	<<Shares >>
“Option Price per Share”:	<<Dollar >>
“Vesting Period”	<<Vesting Period>>

COUSINS PROPERTIES INCORPORATED
BY:
	TITLE:	Senior Vice President/General Counsel and Corporate Secretary

OPTION CERTIFICATE
EXHIBIT A
     § 1. Plan. The Option is subject to all the terms and conditions set forth in the Plan for a Non-ISO, and all of the capitalized terms not otherwise defined in this Option Certificate shall have the same meaning in this Option Certificate as in the Plan. If a determination is made that any term or condition in this Option Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Key Employee upon written request to the Corporate Secretary of CPI.
     § 2. Status as Non-ISO. CPI intends that the Option not qualify for any special income tax benefits under § 422 of the Code. Therefore, CPI intends that the exercise of the Option constitute a taxable event to Key Employee for federal income tax purposes and that CPI receive an income tax deduction for federal income tax purposes for the amount that Key Employee includes in income.
     § 3. Accrual of Exercise Right. The right to exercise the Option granted by this Option Certificate shall (subject to the special rules in § 5) accrue and become exercisable in equal increments on each annual anniversary of the Award Date over the Vesting Period so long as Key Employee remains continuously in the employ of “Cousins” through such anniversary date, where for purposes of this Option Certificate the term “Cousins” means either CPI, or a Parent, or a Subsidiary, or an Affiliate of CPI or any combinations of such organizations. The aggregate number of shares of Stock subject to exercise on any date shall equal the excess, if any, of the number of whole shares of Stock as to which the right to exercise then has accrued over the number of whole shares of Stock for which the Option has been exercised. The Option may be exercised in whole or in part at any time with respect to whole shares of Stock as to which the exercise right has accrued as of that time; provided, however, that the Option may not be exercised for fewer than twenty-five (25) shares of Stock unless the total number of shares of Stock which can be purchased under the Option at the time of such exercise is fewer than twenty-five (25), in which event the Option shall be exercised for the total number of such shares.
     § 4. Life of Option. The Option shall expire when exercised in full; provided, however, the Option shall expire, to the extent not exercised in full, on the date which is the tenth anniversary of Award Date, or, if earlier, on the date provided under § 5 of this Option Certificate.
     § 5. Special Rules.
          (a) Termination of Employment. Except as provided in § 5(b), § 5(c), or § 5(d) of this Option Certificate, in the event that Key Employee’s employment by or with Cousins is terminated for any reason on any date, Key Employee’s accrued right under § 3 of this Option Certificate to exercise the Option shall expire immediately and automatically on the last day of the earlier of (A) the twelve (12) consecutive month period which immediately follows the date Key Employee’s employment terminates or (B) the period described in § 4 of this Option Certificate; provided, however, that in the event Key Employee’s employment is terminated on any date by Cousins for Cause, the Option shall expire immediately and automatically on such termination date and shall be of no further force and effect with respect to any shares of Stock not purchased before such date.
          For purposes of determining whether Key Employee’s employment by or with Cousins has terminated,

     (1) a transfer of employment between or among the organizations which constitute Cousins shall not be treated as a termination of Key Employee’s employment with Cousins,
     (2) if Key Employee is employed solely by a Subsidiary or Affiliate of CPI, CPI’s sale of its ownership interest in such Subsidiary or Affiliate or its sale of all or substantially all of the assets of such Subsidiary or Affiliate shall be treated as a termination of Key Employee’s employment with Cousins, and
     (3) Key Employee’s commencement of a leave of absence from Cousins shall not be treated as a termination of Key Employee’s continuous employment with Cousins, provided such leave of absence is approved in writing by the Committee.
     (b) Death. In the event that Key Employee (1) dies while employed by Cousins or (2) dies while he or she has a right to exercise the Option under § 5(a)(A) of this Option Certificate, Key Employee’s right to exercise the Option under § 5(a)(A) shall be extended and thereafter shall expire immediately and automatically on the last day of the twelve (12) consecutive month period immediately following the date of Key Employee’s death. In the event that Key Employee dies while employed by Cousins, Key Employee’s rights under § 3 shall be determined as if he or she had remained in the employ of Cousins throughout the Vesting Period.
     (c) Change in Control. If (1) there is a Change in Control of CPI on any date and the Plan and the Option are continued in full force and effect or there is an assumption of the Plan and the Option in connection with such Change in Control and (2) Key Employee’s employment with Cousins terminates at CPI’s initiative for reasons other than Cause or is terminated at Key Employee’s initiative for Good Reason within the Protection Period, then the Option shall become 100% exercisable by Key Employee on the date his or her employment so terminates (without regard to § 3 of this Option Certificate) in accordance with § 14 of the Plan as in effect on the Award Date and shall be exercisable in accordance with § 5(a) of this Option Certificate. If there is a Change in Control of CPI on any date and the Plan and the Option are not continued in full force and effect or there is no assumption of the Plan and the Option in connection with such Change in Control, (A) the Option shall become 100% exercisable by Key Employee (without regard to § 3 of this Option Certificate) in accordance with § 14 of the Plan (as in effect on the Award Date) as of the date of such Change in Control and (B) the Board shall have the right (to the extent expressly required as part of such transaction) to cancel the Option after providing Key Employee a reasonable opportunity to exercise the Option.
          (d) Retirement. In the event that Key Employee’s employment with Cousins terminates by reason of Retirement, the Option shall become 100% exercisable by Key Employee on the date his or her employment so terminates (without regard to § 3 of this Option Certificate) and Key Employee’s right to exercise this Option shall expire, to the extent not exercised in full, no earlier than the last day of the period described in § 4 of this Option Certificate (determined without regard to § 5(a)). For purposes of this § 5(d), “Retirement” shall mean Key Employee’s termination of employment with Cousins on or after the date (i) Key Employee has attained age 60 and (ii) Key Employee’s age (in whole years) plus Key Employee’s whole years of employment equal at least 65.
     § 6. Method of Exercise. Key Employee may (subject to the conditions of this option Certificate) exercise the Option in whole or in part (before the date the Option expires) on any normal business day of CPI by (1) delivering to CPI at its principal place of business in Atlanta,

Georgia a written notice (addressed to its Corporate Secretary or Chief Financial Officer) of the exercise of such Option and (2) simultaneously paying the Option Price to CPI in cash, by check, in Stock, or through any cashless exercise procedure which is acceptable to the Committee, or in any combination of such forms of payment which results in full payment of the Option Price. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date action acceptable to the Committee is taken to tender Stock to the Committee or its delegate.
     § 7. Non-Transferability. The Option is not transferable (absent the Committee’s consent) by Key Employee other than by will or by the applicable laws of descent and distribution, and the Option (absent the Committee’s consent) shall be exercisable during Key Employee’s lifetime only by Key Employee. The person or persons to whom the Option is transferred by will or by the applicable laws of descent and distribution thereafter shall be treated as the Key Employee under this Option Certificate.
     § 8. Not Contract; No Shareholder Rights; Construction of Option Certificate. This Option Certificate (1) shall not be deemed a contract of employment, (2) shall not give Key Employee any rights of any kind or description whatsoever as a shareholder of CPI as a result of the grant of the Option or his or her exercise of the Option before the date of the actual delivery of Stock subject to the Option to Key Employee, (3) shall not confer on Key Employee any rights upon his or her termination of employment in addition to those rights expressly set forth in this Option Certificate, and (4) shall be construed exclusively in accordance with the laws of the State of Georgia.
     § 9. Other Conditions. If so requested by CPI upon the exercise of the Option, Key Employee shall (as a condition to the exercise of the Option) enter into any other agreement or make such other representations prepared by CPI which in relevant part will restrict the transfer of Stock acquired pursuant to the exercise of this Option and will provide for the repurchase of such Stock by CPI under certain circumstances.
     § 10. Tax Withholding. The Committee shall have the right upon the exercise of the Option to take such action as it deems necessary or appropriate to satisfy the minimum statutory federal and state tax withholding requirements applicable to such exercise.
     § 11. Section 16a. If Key Employee, at the time he or she proposes to exercise any rights under this Option, is an officer or director of CPI, or is filing ownership reports with the Securities and Exchange Commission under Section 16(a) of the Exchange Act, then Key Employee should consult CPI before Key Employee exercises such rights to determine whether the securities law might subject him or her to additional restrictions upon the exercise of such rights.
     § 12. Clawback. CPI has the right to take any action with respect to this Option (and the shares of Stock subject to this Option) that the Committee reasonably determines is required for CPI to comply with the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

OPTION EXERCISE FORM
(To be used by Key Employee to exercise the rights to purchase Stock evidenced by the foregoing Option)
TO: Cousins Properties Incorporated
     The Undersigned hereby exercises his/her right to purchase _________ shares of Stock covered by the Option evidenced by the attached Option Certificate in accordance with the terms and conditions thereof, and herewith makes payment of the Option Price of such shares in full.
     If the Undersigned wants shares electronically transferred to a brokerage account, please attach appropriate transfer instructions to this form.

___________________________ Signature ___________________________ ___________________________ Address
Dated _________________